First M&F Corporation

September 30, 2010

Dear Shareholder:

The summer of 2010 has been characterized as the summer of recovery which was not.  The air of disappointment and angst is thick.  Frustration with central planning is palpable.

M&F continues, though, to make progress.  The pace of progress is certainly affected by the overall economy.  The company improved in earnings in both the 1st and 2nd quarters.  Capital ratios and total capital improved.  The new credit issues decreased.  The expense related to credit issues has decreased.  The loan portfolio has grown from its lowest point.  Deposits are sufficient to fund loans and investments.  Net interest margin has improved slightly.

The economy has made the disposition of Other Real Estate owned more difficult as the supply is more than enough to satisfy demand.  Many businesses and developers are not able to rebound and find themselves “hanging on”. Having given you some sense of M&F in the latter stages of September and the 3rd quarter, the Board of Directors and management have authorized the payment of $0.01 per common share for the 3rd quarter.  All of this discussion and information will be brought current up through September 30 and disclosed in a few weeks.

Thank you for your investment in FMFC.  As we move beyond and lessen credit issues, earnings will continue to improve.

It is the desire of all the M&F family for the overall economy to improve.  The commitment to better results does not wait… it presses on with the tempering of effort and the prospects of realization.

Sincerely,

Hugh S. Potts, Jr.
Chairman/CEO